EXHIBIT 23.1


We have issued our report dated September 10, 1996, accompanying the financial statements of Ocean Optique Distributors, Inc. contained in Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP


Miami, Florida
July 31, 1997